UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 00-31735

                           Notification of Late Filing

(Check one)

| | Form 10-K           |_| Form 11-K    |X| Form 10-Q          |_| Form N-SAR
|X| Form 10-KSB

         For Period Ended: December 31, 2003

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

         For the Transition Period Ended: N/A

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                          NANOSIGNAL CORPORATION, INC.
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                             Full name of Registrant

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                            Former Name if Applicable

                           5440 West Sahara, suite 206
            Address of principal executive offices(Street and Number)

                               Las Vegas NV 89146
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                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) [ ] Yes [ ] No

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.


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[ ]      The accountant's  statement or other exhibit required by Rule 12b-25(c)
         has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant's annual report on Form 10-KSB for the year ended December 31, 2003 will be filed on or before the fifteenth calendar day following the prescribed due date. The reason for the delay is that the Registrant is waiting for certain information from a third party.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Scott A. Ervin              (702)               227-5111
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           (Name)                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [x] No

         If so, attach an explanation of anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          NANOSIGNAL CORPORATION, INC.
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                  (Name of Registrant as Specified in Charter)

   Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 30, 2004                     By: /s/ Scott A. Ervin
                                            -----------------------------------
                                            Scott A. Ervin, CEO

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                    ATTENTION

         Intention   misstatements  or  omissions  of  fact  constitute  Federal criminal violations. (See 18 U.S.C. 1001)